Exhibit 99.1

Investor Relations:	Media Relations:
Bonnie Mott	Ric Chope
Verisity Ltd.	Verisity Ltd.
650/934-6800	650/934-6800
bonnie@verisity.com	ric@verisity.com

VERISITY ANNOUNCES RECORD REVENUE OF $17.8 MILLION

FOR FOURTH QUARTER FISCAL 2004

MOUNTAIN VIEW, Calif., January 24, 2005 — Verisity Ltd. (Nasdaq: VRST), the leading supplier of Verification Process Automation (VPA) solutions, today announced financial results for the fourth fiscal quarter and year ended December 31, 2004. Revenue for the quarter was $17.8 million, a 45% increase from revenue of $12.3 million for the quarter ended December 31 2003, and a 15% increase from revenue of $15.5 million for the quarter ended September 30, 2004.

The Company’s net loss under generally accepted accounting principles (GAAP) for the quarter ended December 31, 2004 was $1.6 million, or ($0.07) per diluted share, compared to net income of $2.3 million, or $0.11 per diluted share, for the quarter ended December 31, 2003 and net loss of $3.3 million, or ($0.14) per diluted share, for the quarter ended September 30, 2004.

Non-GAAP net income for the quarter ended December 31, 2004 was $382,000, or $0.02 per diluted share, compared to non-GAAP net income of $2.4 million, or $0.11 per diluted share, for the quarter ended December 31, 2003 and non-GAAP net income of $146,000, or $0.01 per diluted share, for the quarter ended September 30, 2004.

Revenue for the year ended December 31, 2004, was $58.0 million, compared to revenue of $48.5 million for the year ended December 31, 2003. For the year ended December 31, 2004, the Company’s net loss was $9.5 million, or ($0.41) per diluted share, compared to a net income of $8.7 million, or $0.41 per diluted share, for the year ended December 31, 2003. Non-GAAP net loss for the year ended December 31, 2004 was $1.0 million, or ($0.04) per diluted share, compared to non-GAAP net income of $8.8 million, or $0.41 per diluted share, for the year ended December 31, 2003.

Non-GAAP results for the quarter and the year ended December 31, 2004 exclude non-cash charges related to equity issuances, amortization of deferred compensation, amortization of intangible assets resulting from the acquisition of Axis Systems which was completed on February 9, 2004 and one-time expenses for professional services in respect to our recently announced definitive agreement to be acquired by Cadence Design Systems, Inc. Non-GAAP results for the quarter and the year ended December 31, 2003 excludes stock-based compensation. A reconciliation of GAAP to non-GAAP net income (loss) for the quarter and the year ended December 31, 2004 is included with this press release.

“Our financial performance in the final quarter of fiscal 2004 was stellar. We grew revenue 15% and increased non-GAAP net income by 162% sequentially, and built very substantial backlog,” said Moshe Gavrielov, chief executive officer of Verisity. “We plan to continue to build on our technology leadership position and provide customers with the best possible solutions and support that automate their verification process, thereby promoting productivity, quality and predictability,” concluded Gavrielov.

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. We do not plan to update, confirm or change this guidance until our next earnings conference call except by press release in the case of material events.

•	Revenue in the first quarter of 2005 is expected to be approximately $17.8 to $18.2 million

•	Non-GAAP income per share in the first quarter of 2005 is expected to be approximately $0.02 to $0.03

A schedule showing a reconciliation of the business outlook from GAAP to non-GAAP is included in this release.

Verisity’s earnings call will be webcast today at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time, and may be accessed at http://www.verisity.com. Following the conclusion of the webcast, a replay will be available via Verisity’s web site at http://www.verisity.com through January 31, 2005. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific Time on January 24, 2005 through January 31, 2005. To listen to a replay, call (719) 457-0820, access code 647866. The Company plans to include a business outlook in the conference call.

Use of Non-GAAP Financial Measures

This press release includes financial measures for net income (loss) and net income (loss) per share that exclude certain non-cash charges and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that they exclude non-cash charges related to equity issuances, amortization of deferred compensation, amortization of intangible assets resulting from the acquisition of Axis Systems which was completed on February 9, 2004, and one-time expenses for professional services in respect to our recently announced definitive agreement to be acquired by Cadence Design Systems, Inc. Verisity provides these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between quarters that is not influenced by certain non-cash expenses and therefore is helpful to understanding Verisity’s underlying operational results. Further, these non-GAAP measures are some of the primary measures Verisity’s management uses for planning and forecasting. These measures should not be considered an alternative to GAAP, and these non-GAAP measures may not be comparable to information provided by other companies. For more information regarding the foregoing, including Verisity’s unaudited non-GAAP condensed combined consolidated balance sheet as of December 31, 2003 and unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2003, please refer to Verisity’s Current Report on Form 8-K/A, Amendment No. 1, filed with the Securities and Exchange Commission on April 22, 2004.

About Verisity

Verisity Ltd. (NASDAQ: VRST) is the leading supplier of process automation solutions for functional verification. The Company addresses customers’ critical business issues with its market-leading software and intellectual property (IP) that effectively and efficiently verify the design of electronic systems and complex integrated circuits for the communications, computing and consumer electronics global markets. Verisity’s VPA solutions enable projects to move from executable verification plans to unit, chip/system and project level ‘total coverage’ and verification closure, while maximizing productivity, product quality and predictability of schedules. The Company’s strong market presence is driven by its proven technology, methodology and solid strategic partnerships and programs. Verisity’s customer list includes leading companies in all strategic technology sectors. Verisity is a global organization with offices throughout Asia, Europe, and North America. Verisity’s principal executive offices are located in Mountain View, California, with its principal research and development offices located in Rosh Ha’ain, Israel. For more information, visit www.verisity.com.

####

Forward-Looking Statements

To the extent statements contained herein are not purely historical, they are forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission. Financial results for the quarter and year ended December 31, 2004 are preliminary and are subject to the completion of the audit by the Company’s independent auditors. Words such as “expects,” “expectation”, “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements represent only management’s present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results or performance to differ materially from those described in the forward-looking statements. In particular, these factors include the Company’s ability to forecast accurately the Company’s short-term and long-term operating performance, the effect of the pending merger announcement on bookings by new and existing customers and on actions of our suppliers and employees, the effects of continued economic and geopolitical uncertainty and the related effects on customers’ budgets, whether new or existing customers will purchase time-based or perpetual licenses, the timing of customer acceptance of the Company’s products following delivery and the timing of significant orders. Another factor that could cause actual results or performance to differ materially from those described in the forward-looking statements include the impact of the acquisition of Axis on the Company’s future operating or financial performance, including, but not limited to, the amount of additional investment required to develop integrated products. For a discussion of the factors and uncertainties relating to the Axis acquisition and the pending merger with Cadence

Design Systems, Inc, please refer to the Company’s public disclosures made in connection with the Axis acquisition and the Cadence merger, including, but not limited to, the Company’s filings with the Securities and Exchange Commission and its news releases and webcasts, which are available on its website located at www.verisity.com. Verisity Ltd. is not under any obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Verisity, the Verisity logo and Specman Elite are either registered trademarks or trademarks of Verisity Design, Inc. in the United States and/or other jurisdictions. All other trademarks are the property of their respective holders.

Verisity Ltd.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2004	December 31, 2003 (1)	Adjusted December 31, 2003 (2)
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$54,495	$91,004	$58,713
Accounts receivable	30,046	11,444	14,533
Inventory	3,272	—	3,764
Other current assets	13,961	4,412	5,048

Total current assets	101,774	106,860	82,058
Property and equipment, net	5,661	3,298	4,680
Other assets	1,118	386	663
Unbilled receivables associated with merger	3,503	—	8,121
Deferred compensation associated with merger	1,820	—	5,938
Intangible assets	16,203	—	20,020
Goodwill	62,950	—	53,023

Total assets	$193,029	$110,544	$174,503

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable and accrued liabilities	$25,397	$12,855	$27,614
Deferred revenue	42,831	27,791	31,453

Total current liabilities	68,228	40,646	59,067
Other long-term liabilities	852	481	521
Long-term portion of deferred revenue	8,321	5,601	8,016
Long-term deferred taxes	10,429	—	—
Shareholders’ equity:
Share capital	110,024	59,108	102,191
Retained earnings (Accumulated deficit)	(4,825)	4,708	4,708

Total shareholders’ equity	105,199	63,816	106,899

Total liabilities and shareholders’ equity	$193,029	$110,544	$174,503

(1)	Derived from the Company December 31, 2003 audited financial statements.
(2)	Adjusted to include Axis Systems as of the merger date, February 9, 2004 as if Axis Systems had been acquired on December 31, 2003. See Form 8-K/A filed on April 22, 2004.

Verisity Ltd.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenue:
License	$10,807	$7,320	$33,087	$29,313
Maintenance	6,758	4,681	24,113	18,103
Other services	206	259	833	1,084

Total revenue	17,771	12,260	58,033	48,500

Total cost of revenue	2,117	720	6,085	2,827

Gross profit	15,654	11,540	51,948	45,673

Operating expenses:
Research and development	4,349	2,577	16,248	10,281
Sales and marketing	8,482	5,152	29,436	20,785
General and administrative	2,731	1,425	9,065	5,721
Non-cash charges related to equity issuances	894	16	5,165	176
Amortization of deferred compensation	581	—	4,117	—
Amortization of intangible assets	1,041	—	3,817	—

Total operating expenses	18,078	9,170	67,848	36,963

Income (loss) from operations	(2,424)	2,370	(15,900)	8,710
Other income (expense), net	261	177	386	712

Income (loss) before income tax provision (benefit)	(2,163)	2,547	(15,514)	9,422
Income taxes provision (benefit)	(579)	204	(5,981)	752

Net income (loss)	$(1,584)	$2,343	$(9,533)	$8,670

Basic earnings (loss) per share:
Basic net income (loss) per ordinary share	$(0.07)	$0.12	$(0.41)	$0.44

Shares used in per share calculation	23,614	20,038	23,071	19,818

Diluted earnings (loss) per share:
Diluted net income (loss) per ordinary share	$(0.07)	$0.11	$(0.41)	$0.41

Shares used in per share calculation	23,614	21,580	23,071	21,363

Verisity Ltd.

Non-GAAP Consolidated Statements of Operations

(in thousands, expect per share data)

	Three Months Ended December 31, 2004			Year Ended December 31, 2004
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue:
License	$10,807	—	$10,807	$33,087	—	$33,087
Maintenance	6,758	—	6,758	24,113	—	24,113
Other services	206	—	206	833	—	833

Total revenue	17,771	—	17,771	58,033	—	58,033

Total cost of revenue (A)	2,117	(390)	1,727	6,085	(681)	5,404

Gross profit	15,654	390	16,044	51,948	681	52,629

Operating expenses:
Research and development	4,349	—	4,349	16,248	—	16,248
Sales and marketing	8,482	—	8,482	29,436	—	29,436
General and administrative (B)	2,731	(371)	2,360	9,065	(427)	8,638
Non-cash charges related to equity issuance (C)	894	(894)	—	5,165	(5,165)	—
Amortization of deferred compensation associated with the merger (C)	581	(581)	—	4,117	(4,117)	—
Amortization of intangible assets (D)	1,041	(1,041)	—	3,817	(3,817)	—

Total operating expenses	18,078	(2,887)	15,191	67,848	(13,526)	54,322

Income (loss) from operations	(2,424)	3,277	853	(15,900)	14,207	(1,693)
Other income (expense), net	261	—	261	386	—	386

Income (loss) before income tax provision (benefit)	(2,163)	3,277	1,114	(15,514)	14,207	(1,307)
Income taxes provision (benefit) (E)	(579)	1,311	732	(5,981)	5,683	(298)

Net income	$(1,584)	$1,966	$382	$(9,533)	$8,524	$(1,009)

Diluted earnings (loss) per share:
Diluted net income (loss) per ordinary share	$(0.07)		$0.02	$(0.41)		$(0.04)

Shares used in per share calculation	23,614		24,490	23,071		23,071

Notes:

(A)	Adjusted to reduce the cost of products for the amortization created from purchase accounting, for the step up in fair value.
(B)	Adjustment to record deprecation of the difference between the estimated fair value and the historical amount of Axis’ property and equipment.
(C)	Adjustment to record the amortization of deferred compensation associated with the acquisition of Axis Systems.
(D)	Adjustment to reflect the amortization of the intangible assets associated with the Axis acquisition.
(E)	Adjustment to reflect the change in tax benefit due to non-cash charges (see notes A,B,C and D above).

Verisity Ltd.

As of January 24, 2005

Impact of Non-GAAP adjustments on

Forward Looking Diluted Net Income per Share

(unaudited)

Quarter Ended March 31, 2005
GAAP loss per share	$(0.06) to $(0.07)
Amortization of step up in fair value	0.01
Non-Cash charges related to equity issuances	0.03
Amortization of deferred compensation associated with the merger	0.02
Amortization of intangible assets	0.04
Non-GAAP income (loss) per share	$0.02 to $0.03